AMENDED SETTLEMENT AGREEMENT

         THIS AGREEMENT, made this 24th day of November, 2003, by and between DOMINIX, INC. ("Dominix"), having its principal place of business at 40 Marquette Drive, Smithtown, NY 11787, RAY VAHAB ("Vahab"), residing at P.O. Box 6193, FDR Station, New York, NY 10150, and JONATHAN DANIELS & COMPANY, INC. ("JDCI"), having its principal place of business at c/o Ray Vahab, P.O. Box 6193, FDR Station, New York, NY 10150:

         WHEREAS, those parties, among others, entered into a certain Settlement Agreement, dated November 19, 2001, which purported to settle all the actions among all of them and all the claims, counterclaims and third-party claims that those parties, including the parties hereto, could assert against one another;
         WHEREAS, there are alleged to be outstanding obligations under the Settlement Agreement involving Dominix, Vahab, and JDCI; and
         WHEREAS, Dominix and Vahab and JDCI are desirous of settling all the claims, counterclaims and third-party claims that Dominix, on the one hands, and Vahab and JDCI, on the other hand, could assert against each other;

         NOW, THEREFORE, the parties hereto agree as follows:

1. Simultaneous herewith, JDCI is returning to Dominix share certificate no. 01709, dated November 13, 2003, evidencing JDCI's ownership of 20 million shares of Dominix common stock, with appropriate stock power signed in blank and medallion guaranteed, along with the appropriate Letter Of Instruction to the Transfer Agent in the form annexed hereto as Exhibit "A", to (i) issue a new share certificate for 18 million shares to Arnold P. Kling, Esq., or his designee, and (ii) issue a new share certificate to evidencing Andrew Vahab's ownership of 2 million shares of Dominix common stock. Vahab and JDCI hereby acknowledge that the 2 million shares of common stock issued to Andrew Vahab


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will be indistinguishable from other Dominix common stock and subject to the same terms and conditions as all other shares of Dominix common stock, including but not limited to being subject to a stock split or reverse-split. Vahab and JDCI also further hereby acknowledge that the have been informed by Dominix that its Board of Directors has approved a reverse split of its common stock of 1-for-200, such split to be effective following regulatory and shareholder approval.

2. Simultaneous herewith, JDCI shall receive $50,000 payable to: Ray Vahab in good cleared funds from a third party in consideration of the transfer of the 18 million shares of Dominix common stock owned by JDCI.

3. Upon the receipt of the $50,000 and receipt of 2 million shares of Dominix stock specified in paragraph 1, Vahab and JDCI shall each deliver to Dominix his/its unqualified General Release of Dominix and Dominix shall deliver its unqualified General Release of Vahab and JDCI.

4. This Amended Settlement Agreement is entire and complete and constitutes the exclusive and entire agreement between the parties hereto, embodying all understandings and agreements between the parties. The parties acknowledge that no representation, warranty, agreement or undertaking of any kind or nature has been made to any of them by another party to induce the making of this Amended Settlement Agreement, except as is expressly set forth herein. The parties intend that this Amended Settlement Agreement supersede all of their respective rights and obligations under and conferred by the Settlement Agreement, and that such rights and obligations under the Settlement Agreement, and that such rights and obligations under the Settlement Agreement as between them are hereby cancelled, void and of no further force and effect.


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5. The parties acknowledge and agree for purposes of this Settlement Agreement and for purposes of the holding period pursuant to Rule 144 under the Securities Act of 1933, as amended, that the original date of issuance for the 20 million shares of common stock was, and shall be, November 19, 2001.

6. Each of the parties hereto represents and warrants that he/it has had the benefit of independent counsel of his/its own selection, that he/it has carefully read this Amended Settlement Agreement and understands its provisions, and has been fully informed by his/its respective counsel of his/its respective legal rights and obligations, and of the legal and practical effects of hereunder. The parties acknowledge that this Amended Settlement Agreement was authored by all of them equally, and no term herein shall be construed against a particular party solely on the basis that party's purported authorship.

7. This Amended Settlement Agreement shall not be amended, modified, discharged or terminated except by a writing executed and acknowledged by the party sought to be bound.

8. This Amended Settlement Agreement shall be binding upon, and inure to the benefit of, each of the parties, his/its legal representatives, successors, assigns, parents, subsidiaries and affiliates.

9. This Amended Settlement Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.


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IN WITNESS WHEREOF, the parties have hereunto executed this Amended Settlement
Agreement on the date first above written.

DOMINIX, INC.                               JONATHAN DANIELS, INC.

BY: /s/ Andrew J. Schenker                  /s/ Ray Vahab
    ------------------------                --------------------
    Andrew J. Schenker, Pres.               Ray Vahab, CEO


                                                 RAY VAHAB
                                            --------------------

State of New York     )
                      ) SS:
County of New York    )

      On the day of December, 2003, before me, the undersigned, a Notary Public in and for said State, personally appeared ANDREW J. SCHENKER, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same individually, as president of Dominix, Inc., and that by his signature on the instrument, Dominix, Inc. executed the instrument.

      STATE OF NEW YORK)                 KAREN J. GORMAN
      COUNTY OF QUEENS)                  Notary Public, State of New York
      SUBSCRIBED AND SWORN TO            No. 41-4965208
      BEFORE ME THIS                     Qualified in Queens County
      9 DAY OF DEC., 2003                Commission Expires April, 15


                                        Notary Public
                                        /s/ Karen J. Gorman

State of Florida      )
                      ) SS:
County of Palm Bch.   )

      On the 24 day of November, 2003, before me, the undersigned, a Notary Public in and for said State, personally appeared RAY VAHAB, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same individually and as CEO of Jonathan Daniels, Inc., and that by his signature on the instrument, he individually, and Jonathan Daniels, Inc. both executed the instrument,

/s/ Carrie L. Nixon
----------------------------
Carrie L. Nixon


My commission DO231066                      Notary Public
Expires September 21, 2007